EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 We consent to the incorporation by reference in the following registration statements, and in the related prospectuses thereto, of Asure Software, Inc.  (Form S-3 Nos. 333-182828, 333-212317 and 333-216075 and Form S-8 Nos. 333-175186 and 333-215097) of our report dated March 30, 2016, with respect to the consolidated financial statements of Asure Software, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/    Ernst & Young LLP

Austin, Texas
March 20, 2017